Amendment to CALVERT FUNDS 18F-3 Multiple Class Plan

Supplement to Section 4:

Class Y shares are offered by Calvert Green Bond Fund.

Addendum to Exhibit II:

Calvert Impact Fund, Inc.

    Calvert Green Bond Fund

Class A

Maximum
Front-End	Maximum
Sales Charge	12b-1 Fee

3.75%	0.50%

Effective Date: October 31, 2013